EXHIBIT 99.2

March 15, 2002

Dear Shareholder:

In my last letter to shareholders, dated February 11, 2002, I told you of our efforts to reorganize the Company and implement plans to resolve the serious and potentially costly securities class action litigation facing AremisSoft.  Those efforts have begun to bear fruit.  I am pleased to report that we have signed a memorandum of understanding with the attorneys representing the securities class action plaintiffs.

Reaching a preliminary agreement with the plaintiffs’ attorneys was a central element in the voluntary petition for reorganization we filed earlier today with the U.S. Bankruptcy Court for the District of New Jersey.  Next week we plan to file our proposed plan of reorganization, calling for AremisSoft shareholders and the securities class action plaintiffs to share in the ownership of SoftBrands.  In general, the proposed plan calls for AremisSoft shareholders to receive 39.5 percent of SoftBrands’ outstanding common stock, with the balance to be held by the securities class action plaintiffs.  Under this proposed plan, many of AremisSoft’s long-time shareholders will participate both as current shareholders and as members of the plaintiff class.  The proposed plan also provides that AremisSoft will contribute its outstanding litigation claims and certain other assets to a liquidating trust that will pursue those claims and liquidate the assets primarily for the benefit of securities class action plaintiffs.

The proposed reorganization plan is subject to change by the Court and will not be effective until after the plaintiff class and AremisSoft’s shareholders vote to approve it and it is confirmed by the Bankruptcy Court.  The full reorganization plan will be sent to shareholders in a Disclosure Statement once that Disclosure Statement has been approved by the Court, which we expect (if there are no delays) within the next 60 days.  Shareholders will have an opportunity to vote on the plan; however, no action is required of you until you receive the official documents.

While the plan still requires the approval of both the Court and AremisSoft’s shareholders, we are encouraged by the willingness of the plaintiffs’ attorneys to agree preliminarily with the provisions of the reorganization Plan.  A list of frequently asked questions is attached to this letter.  Once we have closed the door on the AremisSoft era, management can focus all of its energies on continuing to build SoftBrands into a world class software company.

Information related to the securities class action litigation filed against and on behalf of the Company was disclosed in our February 11, 2002 Letter to Shareholders, which remains available on the SoftBrands website: www.softbrands.com.

                We have scheduled an information only conference call for Monday, March 18 at 7:00 AM (CST).  The dial in phone numbers are:  Domestic 800-638-8214, International 706-679-7012.  Participants will be asked to provide their name, leader’s name (George Ellis) and reference SoftBrands as the call host.  A digital recording will be available two hours after the completion of the conference call from 3/18/2002 to 3/20/2002 (midnight).  Dial in phone numbers for the digital recording are:  Domestic 800-642-1687 and International 706-645-9291 and enter the conference ID of 3579742.

Impact on SoftBrands

It is critical for our shareholders to understand that AremisSoft, not SoftBrands, has filed for bankruptcy protection.  This filing, in fact, has no impact on the employees, customers, creditors, or operations of SoftBrands.

As we have said in previous communications, SoftBrands will become the principal source for delivering value to our shareholders.  The reorganization plan is a big step in fulfilling that promise.

I want to thank you all for your patience and understanding during what must seem an unbearably slow and tedious process.  I look forward to updating you further at a future date.

Sincerely,

George H. Ellis

Chairman & CEO

Enclosure

Cautionary Statement: All statements, other than historical facts, included in the foregoing communication regarding the Company’s financial position, business strategy, and plans of management for future operations are “forward looking statements.” These statements are based on management’s beliefs and assumptions, and on information currently available to management. Forward looking statements include, but are not limited to, statements in which words such as “expect,” “see,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider,” or similar expressions are used. Forward looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions, including the risk that the plan of reorganization might not be approved in its present form or at all, and the other risks discussed in the Company’s Form 8-K dated December 19, 2001, SEC File No. 0-25713, all of which are incorporated herein by reference. In particular: The Company is unable to substantiate the approximately $90 million of revenue reported from its emerging markets group for fiscal 2000, or the value of several acquisitions. The Company was able to confirm only $1.7 million in revenue in 2000 from the NHIF in Bulgaria while it reported $7.1 million in revenue from such contract. The Company has not filed periodic reports since the report for the quarter ended March 31, 2001, or restated prior reports to take account of the foregoing, and there is therefore no current financial information available regarding its operations. The Company is subject to pending litigation by the SEC, and by a class that consists of most of its former shareholders. The Company’s ongoing software businesses are subject to the risks inherent in the software applications markets in which they function, and world events that affect those markets, including the worldwide downturn in the hospitality business after September 11, 2001, and the general affects of a declining economy on the manufacturing business. The Company undertakes no obligation to publicly update these forward looking statements, whether as a result of new information, future events or otherwise.

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QUESTIONS AND ANSWERS ABOUT AREMISSOFT’S REORGANIZATION

The following is a brief summary of certain basic questions and answers pertinent to AremisSoft’s reorganization.  This summary is not intended to be a complete or final  discussion of the matters raised in this summary.  A disclosure statement and plan of reorganization will be circulated that provides more complete information once the disclosure statement is approved by the courts.

Q:                                  What is a Chapter 11 proceeding?

A:                                   Chapter 11 is the principal reorganization chapter of the United States Bankruptcy Code. Under Chapter 11, a debtor such as AremisSoft may restructure its businesses or sell all or substantially all of its assets for the benefit of creditors and shareholders. Court confirmation of a plan of reorganization is the principal objective of a Chapter 11 case.

Q.                                   What events caused the Chapter 11 filing by AremisSoft?

A:                                   AremisSoft reported potential income from a Bulgarian contract in 1999 that was eventually questioned by shareholders, and by an article in the New York Times, in May 2001.  This Article prompted an investigation by the Securities and Exchange Commission, a class action lawsuit, and eventually an internal investigation.  All of AremisSoft’s former senior management (with the exception of the President of its U.S. operations) resigned, and after the internal investigation was completed, it became evident that not only the potential from the Bulgarian contract was overstated, but that AremisSoft’s revenues for 2000 (and possibly for earlier years) were largely overstated and that several acquisitions were reported at values far exceeding the amounts paid by AremisSoft.  AremisSoft’s current management believes that, because of the breadth of the fraud involved, and the potential amount of claims related to such fraud in the class action lawsuit (estimated by the plaintiffs in such lawsuit to exceed $650,000,000), AremisSoft’s likely liability to the plaintiffs in the class-action suit far exceeds its assets.

Q:                                  How are parties that have a relationship with AremisSoft treated in a Chapter 11 proceeding?

A:                                   It depends on what sort of claim you have against AremisSoft and how that claim is classified under AremisSoft’s plan of reorganization. In general, the plan of reorganization that AremisSoft is filing divides claims and equity interests that individuals and entities have against AremisSoft into separate classes. The proposed plan specifies the property of AremisSoft that each class is to receive and contains other provisions necessary to the reorganization of AremisSoft. Depending on how your claim or equity interest is classified, and assuming you have an allowed claim or equity interest, if the plan is approved in its current form, you might receive shares of SoftBrands, Inc., the operating subsidiary under which AremisSoft’s vertically integrated software businesses have been consolidated, or both stock in SoftBrands and an interest in a liquidating trust designed to pursue claims and liquidate AremisSoft’s remaining assets.

 Q:                               What is the process for approving AremisSoft’s Chapter 11 reorganization?

A:                                   Generally under the Bankruptcy Code, every class of claims that is “impaired” under the plan must vote in favor of the plan in order for it to be confirmed by the Court. A class of claims is impaired if claims in that class are paid less than the full value of the claims under the plan. Holders of claims constituting at least two-thirds in dollar amount and more than one-half in number of allowed claims within each class must vote to accept the plan for that class to be deemed to have accepted the plan. Holders of at least two-thirds of the amount of interests in each impaired class of interests must vote to accept the plan in order for that class to be deemed to have accepted the plan.  The amount of claims and percentage of holders voting for and against the plan are computed on the basis of claims or interests actually voted for or against the plan, not on the basis of the claims or interests eligible to vote in the class.

If a class of claims will be paid in full under the plan, or reinstated, or their legal, equitable and contractual rights are to remain unchanged by the reorganization, such classes will be deemed to be unimpaired and to have accepted the plan. Accordingly, holders of such claims will not be entitled to vote on the plan.

If a class of claims or interests will receive no distributions nor will retain any property on account of their claims or interests, such classes will be deemed to be impaired and to have rejected the plan.  Accordingly, holders of such claims or interests will not be entitled to vote to on the plan.

Q:                                  Can the plan be approved if one or more of the impaired classes doesn’t receive the requisite vote to accept the plan?

A:                                   Yes.  Chapter 11 of the Bankruptcy Code permits the plan to be confirmed if at least one class of impaired claims votes in favor of the plan. However, if not all impaired classes vote to accept the plan, the Court must find that the plan meets a number of statutory tests before it may confirm, or approve, the plan. Many of these tests are designed to protect the interests of holders of claims or equity interests who do not vote to accept the plan but who will nonetheless be bound by its provisions if confirmed by the Court.

Q:                                  What do I, as a holder of a claim against, or equity interest in, AremisSoft, need to do?

A:                                   AremisSoft is filing a Disclosure Statement with the Court that is subject to change and revision, but which we hope will be approved within the next 30 days.  After it is approved, it will be sent, together with the reorganization plan, to our registered holders and to the representatives of the class action plaintiffs, all of whom will have an opportunity to vote on the plan.

Q:                                  As a trade creditor of AremisSoft, what will I receive if the current version of the reorganization plan is confirmed by the Court?

A:                                   The reorganization plan provides that, with respect to amounts owing prior to the Petition Date, all general unsecured creditors (Class 2 Claims), including trade creditors, holding Allowed Claims will be paid in full in cash or on such other terms upon which the parties may agree.  The plan provides that, with respect to amounts owing on account of services provided after the Petition Date, all administrative claimants, including trade creditors extending credit after the Petition Date, will be paid in full in cash or on such other terms upon which the parties may agree.

Q:                                  As a Class Member in the Class-Action Securities Suit brought against AremisSoft, what will I receive if the current version of the plan is confirmed by the Court?

A:                                   The reorganization plan provides that the Class Representative on behalf of class members, will receive 60.5% of the common stock of SoftBrands and 90% of net proceeds from the Trust established to liquidate and/or recover on assets transferred to it by AremisSoft.  These shares and units will be further distributed to you as a class member as determined by the court in which the Class-Action Securities Suit is pending (the “Class-Action Court”).

Q:                                  As a current holder of AremisSoft common stock, what will I receive if the current version of the plan is confirmed by the Court?

A:                                   The reorganization plan provides that holders of AremisSoft common stock will receive their pro rata share of 39.5% of the common stock of SoftBrands.

Q:                                  As a current holder of AremisSoft options or warrants, what will I receive if the current version of the plan is confirmed by the Court?

A:                                   The plan provides that holders of AremisSoft options and warrants will receive no distribution nor retain any property on account of their options or warrants.

Q:                                  When is AremisSoft expected to complete its reorganization?

A:                                   AremisSoft hopes its restructuring will be complete by June 15, 2002.